                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-46930

                             SUBJECT TO COMPLETION: PROSPECTUS SUPPLEMENT
                             (TO PROSPECTUS DATED MAY 17, 2001)
                             PRELIMINARY PROSPECTUS SUPPLEMENT DATED OCTOBER 10, 2002

        Equity-Linked Notes

        UBS AG $ -- NOTES LINKED TO THE S&P 500 INDEX(R) DUE NOVEMBER -- , 2007 OFFERING PROTECTION FOR UP TO A 25% DECLINE IN THE S&P 500 INDEX.

           Issuer:                        UBS AG
           Maturity Date:                 November  -- , 2007
           No Interest Payments:          We will not pay you interest during the term of the Notes.
           Underlying Index:              The return on the Notes is linked to the performance of the
                                          S&P 500 Index(R).
           Payment at Maturity:           At maturity, you will receive a cash payment per $1,000
                                          principal amount of the Notes, calculated as follows:
                                          - If the S&P 500 Index has increased over the term of the
                                          Notes, or has not decreased by more than 25%, you will
                                            receive $1,000 plus the Additional Payment, if any,
                                            (calculated as described below).
                                          - If the S&P 500 Index has decreased over the term of the
                                          Notes by more than 25%, you will lose some of your
                                            principal. You will still be entitled to an Additional
                                            Payment, if any, but the Additional Payment is likely to
                                            be zero.
                                          For each 1% decline in the S&P 500 Index from the Initial
                                          Index Level in excess of 25%, you will lose 1% of the
                                          principal amount of your Notes. See "Specific Terms of the
                                          Notes--Payment at Maturity" on page S-17.
           Additional Payment:            The amount of the Additional Payment is not based on the
                                          Final Index Level, but is instead calculated based on the
                                          average of the Monthly Index Levels during the 60-month term of the Notes.
                                          The "Additional Payment" for each $1,000 principal amount of the Notes will be the greater of:

                                                                                 Average Index Level
                                          - $1,000 X Participation Rate X    (   -------------------  - 1  )
                                                                                 Initial Index Level

                                          or
                                          - zero
           Participation Rate:            [95%-105%] (to be set on the Trade Date).
           Initial Index Level:           The closing level of the S&P 500 Index on the Trade Date.
           Monthly Index Level:           The closing level of the S&P 500 Index on the last business day of each month, beginning with November 2002.
           Final Index Level:             The Monthly Index Level on the final valuation date.
           Average Index Level:           The average of the 60 Monthly Index Levels over the term of the Notes.
           Listing:                       UBS AG intends to apply to list the Notes on the American
                                          Stock Exchange under the symbol "PPZ.A".
           Booking Branch:                UBS AG, Jersey Branch

        SEE "RISK FACTORS" BEGINNING ON PAGE S-6 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

        The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                                                            Underwriting    Proceeds to
                                         Price to Public      Discount        UBS AG
           Per Note
           Total

        UBS AG has granted to UBS Warburg LLC an option to purchase, within 13 days of the original issuance, up to an additional $ -- aggregate principal amount of the Notes on the same terms and conditions as set forth above solely to cover over-allotments, if any.

        UBS WARBURG

        Prospectus Supplement dated October  -- , 2002            [UBS LOGO]

Prospectus Supplement Summary

The following is a summary of terms of the Notes, as well as a discussion of things you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

WHAT ARE THE NOTES?

The Notes are medium-term notes issued by UBS. The return on the Notes is linked to the S&P 500 Index. Your principal is fully protected for up to a 25% decline in the value of the S&P 500 Index. At maturity, if the S&P 500 Index has increased over the term of the Notes, or has not decreased by more than 25%, you will receive all of your principal plus the Additional Payment, if any.

However, if the S&P 500 Index level has depreciated by more than 25% at maturity, for each 1% decline in the S&P 500 Index from the Initial Index Level in excess of 25%, you will lose 1% of the principal amount of your Notes. YOU MAY LOSE UP TO 75% OF THE PRINCIPAL AMOUNT OF YOUR NOTES. You will still be entitled to an Additional Payment, if any, but the Additional Payment is likely to be zero.

Any Additional Payment you receive on the Notes at maturity will be linked to the average of the month-end closing levels of the S&P 500 Index over the 60-month term of the Notes. We refer to this as the Average Index Level. The Average Index Level may be higher or lower than the S&P 500 Index level at maturity.

We will not pay you interest during the term of the Notes.

SELECTED PURCHASE CONSIDERATIONS

+ GROWTH POTENTIAL--The value of the Additional Payment, if any, at maturity is based on the closing level of the S&P 500 Index each month enabling you to participate in potential increases in the value of the S&P 500 Index.

+ LIMITED DOWNSIDE PROTECTION--Your principal is fully protected for up to a 25% decline in the value of the S&P 500 Index. If the S&P 500 Index level has depreciated by more than 25% at maturity, you will lose some of your principal.

+ EXCHANGE LISTING--UBS intends to apply to list the Notes on the American Stock Exchange under the symbol "PPZ.A".

+  MINIMUM INVESTMENT--$1,000 principal amount per Note.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" on page S-6.

+ LIMITED PROTECTION OF INITIAL INVESTMENT--If the S&P 500 Index has depreciated by more than 25% at maturity, for each 1% decline in the S&P 500 Index from the Initial Index Level in excess of 25%, you will lose 1% of the principal amount of your Notes.

+ NO INTEREST PAYMENTS--You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the securities included in the S&P 500 Index (the "S&P Constituent Stocks").

+ LIMITED DOWNSIDE PROTECTION ONLY IF YOU HOLD THE NOTES TO MATURITY--If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a discount and you will not have protection for up to a 25% decline in the S&P 500 Index. You should be willing to hold your Notes to maturity.

+ THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE NOTES--There may be little or no secondary market for the Notes. Although we intend to apply to list the Notes on the American Stock Exchange, it is not possible to predict whether a secondary market will develop for the Notes. UBS Warburg LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial discount.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

+  You are willing to hold the Notes to maturity.

+ You seek an investment with a return linked to the performance of the S&P 500 Index.

+ You seek an investment that offers partial principal protection on the principal amount of the Notes when held to maturity.

+  You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

+  You are unable or unwilling to hold the Notes to maturity.

+  You seek an investment that offers full principal protection.

+ You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

+  You seek current income from your investments.

+ You seek an investment that allows you to participate in the full upside of the S&P 500 Index, and you are willing to make an investment that is exposed to the full downside risk of the S&P 500 Index.

+  You seek an investment for which there will be an active secondary market.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

+ In the opinion of our counsel, Davis Polk & Wardwell, the Notes should be treated as an "open transaction" for U.S. federal income tax purposes, although other characterizations are possible. Under the characterization of the Notes as an open transaction, you should not be required to recognize any income or gain during the term of the Notes. If you are a U.S. Holder (as defined in the accompanying prospectus under "U.S. Tax Considerations"), upon the sale or exchange or at maturity of a Note, any gain or loss should be capital, and should be long-term if you have held the Note for more than one year at such time. Significant aspects of the U.S. federal income tax treatment of your investment in the Notes are uncertain.

     For a more complete discussion of the U.S. federal income tax consequences of your investment in the Notes, including tax consequences applicable to non-United States Holders, as defined on page S-26, see "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-24.

EXAMPLE 1

In this example, we assume that the Initial Index Level is 800 and that the S&P 500 Index appreciates over the term of the Notes. We also assume that the Final Index Level is 1325. Based on hypothetical Monthly Index Levels, set forth in the table below, the Average Index Level is 1121.1. At maturity, an investor would receive 100% of the principal amount of their Notes plus an Additional Payment per Note of $401.38 (as calculated below).


       2002 - 2003               2003 - 2004               2004 - 2005               2005 - 2006               2006 - 2007
 -----------------------   -----------------------   -----------------------   -----------------------   -----------------------
                 MONTHLY                   MONTHLY                   MONTHLY                   MONTHLY                   MONTHLY
                  INDEX                     INDEX                     INDEX                     INDEX                     INDEX
    MONTH         LEVEL       MONTH         LEVEL       MONTH         LEVEL       MONTH         LEVEL       MONTH         LEVEL
 November          826     November          912     November         1078     November         1215     November         1320
 December          825     December          945     December         1099     December         1226     December         1300
 January           840     January           960     January          1096     January          1256     January          1312
 February          860     February          985     February         1095     February         1272     February         1320
 March             863     March            1012     March            1120     March            1273     March            1325
 April             861     April            1002     April            1170     April            1265     April            1360
 May               875     May              1050     May              1150     May              1265     May              1350
 June              873     June             1065     June             1156     June             1260     June             1325
 July              850     July             1077     July             1165     July             1250     July             1343
 August            880     August           1050     August           1176     August           1252     August           1350
 September         902     September        1045     September        1185     September        1270     September        1335
 October           899     October          1055     October          1200     October          1295     October          1325

AVERAGE INDEX LEVEL = 1121.1 (THE AVERAGE OF THE 60 MONTHLY INDEX LEVELS LISTED ABOVE)

--------------------------------------------------------------------------------
 ASSUMPTIONS:
--------------------------------------------------------------------------------

 -  Initial Index Level:                                       800
 -  Participation Rate:                                        100%
 -  Principal Amount:                                          $1,000 per Note
 -  No market disruption event occurs during the term of the Notes

--------------------------------------------------------------------------------
 CALCULATIONS:
--------------------------------------------------------------------------------

 CALCULATION OF PAYMENT AT MATURITY PER $1,000 PRINCIPAL AMOUNT OF THE NOTES

 1.  $1,000 principal amount per Note
 PLUS
 2.  Additional Payment per Note, which is the greater of zero or the amount calculated below:

                                                    Average Index Level
     Principal Amount X Participation Rate X   (    -----------------    - 1  )
                                                    Initial Index Level

                             1121.1
    = $1,000 X 100% X   (    ------  - 1  )    = $401.38
                              800
    The Additional Payment per Note is therefore equal to $401.38.
 THE INVESTOR WOULD RECEIVE $1,401.38 PER NOTE AT MATURITY (A 40.14% HYPOTHETICAL RETURN ON THE NOTES).

EXAMPLE 2

In this example, we assume that the Initial Index Level is 800 and that the S&P 500 Index depreciates over the term of the Notes. We also assume that the Final Index Level is 670. Based on hypothetical Monthly Index Levels, set forth in the table below, the Average Index Level is 696.05. At maturity, an investor would still receive 100% of the principal amount of their Notes because the Final Index Level is not more than 25% below the Initial Index Level. The Additional Payment per Note would be zero (as calculated below).


       2002 - 2003               2003 - 2004               2004 - 2005               2005 - 2006               2006 - 2007
 -----------------------   -----------------------   -----------------------   -----------------------   -----------------------
                 MONTHLY                   MONTHLY                   MONTHLY                   MONTHLY                   MONTHLY
                  INDEX                     INDEX                     INDEX                     INDEX                     INDEX
 MONTH            LEVEL    MONTH            LEVEL    MONTH            LEVEL    MONTH            LEVEL    MONTH            LEVEL
 November          802     November          785     November          702     November          599     November          675
 December          760     December          795     December          685     December          585     December          689
 January           777     January           803     January           699     January           612     January           678
 February          785     February          788     February          655     February          605     February          650
 March             765     March             777     March             635     March             623     March             645
 April             720     April             782     April             650     April             633     April             635
 May               745     May               753     May               677     May               652     May               642
 June              753     June              765     June              673     June              642     June              635
 July              762     July              745     July              685     July              630     July              656
 August            755     August            732     August            645     August            645     August            689
 September         760     September         714     September         642     September         646     September         693
 October           763     October           715     October           620     October           665     October           670



 AVERAGE INDEX LEVEL = 696.05 (THE AVERAGE OF THE 60 MONTHLY INDEX LEVELS LISTED ABOVE)


--------------------------------------------------------------------------------
 ASSUMPTIONS:
--------------------------------------------------------------------------------

 -  Initial Index Level:                                          800
 -  Participation Rate:                                           100%
 -  Principal Amount:                                             $1,000 per Note
 -  No market disruption event occurs during the term of the
 Notes

--------------------------------------------------------------------------------
 CALCULATIONS:
--------------------------------------------------------------------------------
 CALCULATION OF PAYMENT AT MATURITY PER $1,000 PRINCIPAL AMOUNT OF THE NOTES

 1.  $1,000 principal amount per Note

       Final Index Level           670
       ---------------      - 1 =  ---  - 1 = -16.25% (This is less than a 25% decline.)
       Initial Index Level         800

 PLUS

 2.  Additional Payment per Note, which is the greater of zero or the amount calculated below:

                                                    Average Index Level
     Principal Amount X Participation Rate X   (    -----------------    - 1  )
                                                    Initial Index Level

                             696.05
    = $1,000 X 100% X   (    ------  - 1  )    = -$129.94
                              800
    The Additional Payment per Note is therefore equal to zero.
 BECAUSE THE ADDITIONAL PAYMENT IS ZERO, THE INVESTOR WOULD RECEIVE ONLY $1,000 AT MATURITY PER NOTE (A 0%
 HYPOTHETICAL RETURN ON THE NOTES).

EXAMPLE 3

In this example, we assume that the Initial Index Level is 800 and that the S&P 500 Index depreciates substantially over the term of the Notes. We also assume that Final Index Level is 520. Based on the hypothetical Monthly Index Levels set forth in the table below, the Average Index Level is 658.9. At maturity, an investor will receive $900 per $1,000 principal amount of Notes, because the Final Index Level is more than 25% below the Initial Index Level. Consequently, the investor will lose some of their initial investment. The Additional Payment per Note would be zero (as calculated below).


        2002 - 2003               2003 - 2004               2004 - 2005               2005 - 2006               2006 - 2007
  -----------------------   -----------------------   -----------------------   -----------------------   -----------------------
                  MONTHLY                   MONTHLY                   MONTHLY                   MONTHLY                   MONTHLY
                   INDEX                     INDEX                     INDEX                     INDEX                     INDEX
     MONTH         LEVEL       MONTH         LEVEL       MONTH         LEVEL       MONTH         LEVEL       MONTH         LEVEL
  November          802     November          785     November          702     November          599     November          570
  December          760     December          795     December          685     December          585     December          572
  January           777     January           803     January           699     January           550     January           563
  February          785     February          788     February          655     February          556     February          550
  March             765     March             777     March             635     March             545     March             542
  April             720     April             782     April             650     April             550     April             550
  May               745     May               753     May               677     May               556     May               556
  June              753     June              765     June              673     June              566     June              535
  July              762     July              745     July              685     July              552     July              545
  August            755     August            732     August            645     August            545     August            528
  September         760     September         714     September         642     September         547     September         515
  October           763     October           715     October           620     October           568     October           520

AVERAGE INDEX LEVEL = 658.9 (THE AVERAGE OF THE 60 MONTHLY INDEX LEVELS LISTED ABOVE)
 ASSUMPTIONS:
--------------------------------------------------------------------------------

 -Initial Index Level:                                         800
 -Participation Rate:                                          100%
 -Principal Amount:                                            $1,000 per Note

--------------------------------------------------------------------------------
 CALCULATIONS:
--------------------------------------------------------------------------------
 CALCULATION OF PAYMENT AT MATURITY PER $1,000 PRINCIPAL AMOUNT OF THE NOTES

     1.  $900 per $1,000 principal amount of the Notes (as calculated below)
      If the Final Index Level is below the Initial Index Level by more than 25%, the investor will lose some of the principal amount of their Notes at maturity. The principal amount of each Note will be reduced by
     1% for every percentage point that the Final Index Level closes more than 25% below the Initial Index
     Level. In this example, the Final Index Level closes 35% below the Initial Index Level.

        Final Index Level            520
        ------------------    - 1 =  ---  - 1 =  -35% (THIS IS 10% IN EXCESS OF A 25% DECLINE.)
        Initial Index Level          800
     THE INVESTOR WILL THEREFORE ONLY RECEIVE 90% (100% - 10%) OF THE PRINCIPAL AMOUNT OF THEIR NOTES AT
     MATURITY ($900 PRINCIPAL AMOUNT PER NOTE).
     PLUS
     2.  Additional Payment per Note, which is the greater of zero or the amount calculated below:

                                                    Average Index Level
     Principal Amount X Participation Rate X   (    -----------------    - 1  )
                                                    Initial Index Level

                            658.9
     = $1,000 X 100% X   (  -----  - 1  )    =   -$176.38 per Note
                             800
     The Additional Payment per Note is therefore equal to zero.

BECAUSE THE ADDITIONAL PAYMENT IS ZERO, THE INVESTOR WOULD RECEIVE $900 AT MATURITY PER NOTE (A -10% RETURN ON A HYPOTHETICAL INVESTMENT IN THE NOTES).

--------------------------------------------------------------------------------

Risk Factors

The return on the Notes is linked to the performance of the S&P 500 Index. Investing in the Notes is NOT equivalent to investing directly in the S&P 500 Index. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

LIMITED PROTECTION OF INITIAL INVESTMENT

If the S&P 500 Index has depreciated by more than 25% at maturity, for each 1% decline in the S&P 500 Index from the Initial Index Level in excess of 25%, you will lose 1% of the principal amount of your Notes.

THE NOTES HAVE LIMITED PROTECTION ONLY IF HELD TO MATURITY

If you sell your Notes in the secondary market prior to maturity, you will not have protection for up to a 25% decline in the S&P 500 Index. You should be willing to hold your Notes to maturity.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON YOUR NOTES

CHANGES THAT AFFECT THE S&P 500 INDEX WILL AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY

The policies of Standard & Poor's, a division of the McGraw-Hill Companies, Inc. ("S&P") concerning the calculation of the S&P 500 Index, additions, deletions or substitutions of the S&P Constituent Stocks and the manner in which changes affecting the S&P Constituent Stocks or the issuers of the S&P Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in the S&P 500 Index, could affect the S&P 500 Index and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if S&P changes these policies, for example by changing the manner in which it calculates the S&P 500 Index, or if S&P discontinues or suspends calculation or publication of the S&P 500 Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur or the S&P 500 Index ending level for any month are not available because of a market disruption event or for any other reason, the calculation agent--which initially will be UBS Warburg LLC, an affiliate of the Issuer--may determine the S&P 500 Index Initial Index Level, the S&P 500 Index ending level for any month or fair market value of the Notes--and thus the amount payable at maturity--in a manner it considers appropriate, in its sole discretion.

INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING IN THE S&P 500 INDEX

Because the average index value is based on the 60 monthly index closing levels of the S&P 500 Index over the term of the Notes, it is possible for the average index value to be lower than the initial index value even if the value of the S&P 500 Index at maturity is higher than the initial index value. Also, if the participation rate is less than 100%, your appreciation potential will be limited.

RISK FACTORS
--------------------------------------------------------------------------------

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. Although we intend to apply to list the Notes on the American Stock Exchange, it is not possible to predict whether a secondary market will develop for the Notes. UBS Warburg LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Warburg LLC or any other affiliate of UBS may stop any such market making activities at any time. If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Therefore, you may sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the closing level of S&P 500 Constituent Stocks on the last business day of each month will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

+ the frequency and magnitude of changes in the market price of S&P 500 Constituent Stocks and the level of the S&P 500 Index (volatility)

+ the dividend rate paid on S&P 500 Constituent Stocks (while not paid to holders of the Notes, dividend payments on S&P 500 Constituent Stocks may influence the market price of S&P 500 Constituent Stocks and the market value of options on S&P 500 Constituent Stocks and therefore affect the market value of the Notes)

+ supply and demand for the Notes, including inventory positions with UBS Warburg LLC or any other market maker

+ economic, financial, political, regulatory, or judicial events that affect stock markets generally, which may also affect the market price of S&P 500 Constituent Stocks

+  interest and yield rates in the market

+  the time remaining to the maturity of the Notes

+  the creditworthiness of UBS

For these reasons, the Notes may trade at prices below their initial issue price and investors selling the Notes in the secondary market prior to maturity could receive substantially less than the amount of their original investment.

HISTORICAL LEVELS OF THE S&P 500 INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE S&P 500 INDEX DURING THE TERM OF THE NOTES

The trading prices of the S&P Constituent Stocks will determine the S&P 500 Index level. As a result, it is impossible to predict whether the level of the S&P 500 Index will rise or fall. Trading prices of the S&P Constituent Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the values of S&P Constituent Stocks.

RISK FACTORS
--------------------------------------------------------------------------------

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN S&P 500 CONSTITUENT STOCKS, FUTURES, OPTIONS, EXCHANGE-TRADED FUNDS OR OTHER DERIVATIVE PRODUCTS ON S&P CONSTITUENT STOCKS OR THE S&P 500 INDEX, MAY IMPAIR THE MARKET VALUE OF THE NOTES

As described below under "Use of Proceeds and Hedging," we or one or more affiliates may hedge our obligations under the Notes by purchasing S&P 500 Constituent Stocks, futures or options on S&P 500 Constituent Stocks or the S&P 500 Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of S&P 500 Constituent Stocks or the S&P 500 Index, and we may adjust these hedges by, among other things, purchasing or selling S&P 500 Constituent Stocks, futures, options, or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of S&P 500 Constituent Stocks and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in S&P 500 Constituent Stocks and other investments relating to S&P 500 Constituent Stocks or the S&P 500 Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of S&P 500 Constituent Stocks and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of S&P 500 Constituent Stocks or the S&P 500 Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

UBS Warburg LLC and other affiliates of UBS also currently intend to make a secondary market in the Notes. As market makers, trading of the Notes may cause UBS Warburg LLC or other affiliates of UBS to be long or short the Notes in their inventory. The supply and demand for the Notes, including inventory positions of market makers, may affect the secondary market price for the Notes.

UBS RESEARCH REPORTS MAY CREATE CONFLICTS OF INTEREST BETWEEN YOU AND US

We or one or more of our affiliates may, at present or in the future, publish research reports on the S&P 500 Index or companies included in the S&P 500 Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market price of S&P 500 Constituent Stocks and, therefore, the market value of the Notes.

YOU HAVE NO SHAREHOLDER RIGHTS IN S&P 500 CONSTITUENT STOCKS

As an owner of the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights that holders of S&P 500 Constituent Stocks may have.

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH S&P AND ARE NOT RESPONSIBLE FOR ITS PUBLIC DISCLOSURE OF INFORMATION

UBS and its affiliates are not affiliated with S&P in any way (except for licensing arrangements discussed below in "The S&P 500 Index") and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the S&P 500 Index. If S&P discontinues or suspends the calculation of the S&P 500 Index, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the

RISK FACTORS
--------------------------------------------------------------------------------

calculation agent determines in its sole discretion that no successor index comparable to the S&P 500 Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes--Market Disruption Event" on page S-18. S&P is not involved in the offer of the Notes in any way and has no obligation to consider your interest as an owner of Notes in taking any actions that might affect the value of your Notes.

Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the S&P 500 Index or S&P contained in this prospectus supplement. You, as an investor in the Notes, should make your own investigation into the S&P 500 Index and S&P.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Warburg LLC, will serve as the calculation agent. UBS Warburg LLC will, among other things, decide the amount, if any, of the return paid out to you on the Notes at maturity. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-21. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting S&P 500 Constituent Stocks has occurred or is continuing on a day when the calculation agent will determine a Monthly Index Level or the Final Index Level. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

THE CALCULATION AGENT CAN POSTPONE THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE

If the calculation agent determines that a market disruption event has occurred on the final valuation date, a market disruption event has occurred or is continuing, then such date will be postponed until the first business day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will instead use the closing price of S&P 500 Constituent Stocks on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days. If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the date on which the Final Index Level will be set on the final valuation date, as applicable. If the closing price of S&P 500 Constituent Stocks is not available on the last possible final valuation date either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate in its sole discretion of the closing price of S&P 500 Constituent Stocks that would have prevailed in the absence of the market disruption event or such other reason. See "Specific Terms of the Notes--Market Disruption Event" on page S-18.

THE CALCULATION AGENT CAN POSTPONE THE CALCULATION OF ANY MONTHLY INDEX LEVEL IF A MARKET DISRUPTION EVENT OCCURS ON SUCH DATE

Any Monthly Index Level may be postponed if the calculation agent determines that, on the last business day of any month, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the S&P 500 Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the calculation of any Monthly Index Level or the Final Index Level be postponed by more than ten business days.

RISK FACTORS
--------------------------------------------------------------------------------

If the calculation of any Monthly Index Level or the Final Index Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the such level will be determined by the calculation agent. The calculation agent will make a good faith estimate in its sole discretion of any Monthly Index Level or the Final Index Level that would have prevailed in the absence of the market disruption event.

BECAUSE THE CHARACTERIZATION OF THE NOTES FOR U.S. FEDERAL INCOME TAX PURPOSES IS UNCERTAIN, THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN.

You also should consider the tax consequences of investing in the Notes. There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain. In particular, it is possible that you will be required to recognize income for U.S. federal tax purposes with respect to the Notes prior to the sale, exchange or maturity of the Notes. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" beginning on page S-24 in this Prospectus Supplement.

--------------------------------------------------------------------------------

The S&P 500 Index

We have obtained all information regarding the S&P 500 Index contained in this Prospectus Supplement, including its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by S&P. S&P has no obligation to continue to publish, and may discontinue publication of, the S&P 500 Index. We do not assume any responsibility for the accuracy or completeness of such information.

Standard & Poor's publishes the S&P 500 Index. The S&P 500 Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500 Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of September 30, 2002, 423 companies or 87.1% of the S&P 500 Index traded on the NYSE; 75 companies or 12.7% of the S&P 500 Index traded on the Nasdaq Stock Market; and 2 companies or 0.2% of the S&P 500 Index traded on the AMEX. As of September 30, 2002, the aggregate market value of the 500 companies included in the S&P 500 Index represented approximately 80% of the aggregate market value of stocks included in the Standard & Poor's Stock Guide Database of domestic common stocks traded in the U.S., excluding American depositary receipts, limited partnerships and mutual funds. Standard & Poor's chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor's Stock Guide Database, which Standard & Poor's uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor's include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P 500 Index with the percentage weight of the companies currently included in each group indicated in parentheses; Consumer Discretionary (13.8%), Consumer Staples (10.3%), Energy (6.1%), Financials (20.8%), Health Care (15.3%), Industrials (11.9%), Information Technology (12.6%), Materials (2.7%), Telecommunication Services (3.6%) and Utilities (2.9%). Standard & Poor's may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.

The S&P 500 Index does not reflect the payment of dividends on the stocks included in the S&P 500 Index. As a result, the return on the Notes will not be the same as the return you would receive if you were to purchase these stocks and hold them for a period equal to the term of the Notes.

COMPUTATION OF THE S&P 500 INDEX

Standard & Poor's currently computes the S&P 500 Index as of a particular time as follows:

(a) the product of the market price per share and the number of then outstanding shares of each component stock is determined as of that time (referred to as the "market value" of that stock);

(b) the market values of all component stocks as of that time are aggregated;

(c) the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

THE S&P 500 INDEX
--------------------------------------------------------------------------------

(d) the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the "base value");

(e) the current aggregate market value of all component stocks is divided by the Base Value; and

(f) the resulting quotient, expressed in decimals, is multiplied by ten.

While Standard & Poor's currently employs the above methodology to calculate the S&P 500 Index, no assurance can be given that Standard & Poor's will not modify or change this methodology in a manner that may affect the Supplemental Redemption Amount, if any, payable to beneficial owners of Notes upon maturity or otherwise.

Standard & Poor's adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by Standard & Poor's to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

- the issuance of stock dividends,

- the granting to shareholders of rights to purchase additional shares of stock,

- the purchase of shares by employees pursuant to employee benefit plans,

- consolidations and acquisitions,

- the granting to shareholders of rights to purchase other securities of the issuer,

- the substitution by Standard & Poor's of particular component stocks in the S&P 500 Index, and

- other reasons.

In these cases, Standard & Poor's first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

                                       New Market Value
                     Old Base Value X  ----------------  = New Base Value
                                       Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the S&P 500 Index.

HISTORICAL CLOSING LEVELS OF THE S&P 500 INDEX

Since its inception, the S&P 500 Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the S&P 500 Index during any period shown below is not an indication that the value of the S&P 500 Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical S&P 500 Index levels do not give an indication of future performance of the S&P 500 Index.

The graph below illustrates the performance of the S&P 500 Index from August 30, 1982 through October 10, 2002.

THE S&P 500 INDEX
--------------------------------------------------------------------------------

                          [S&P 500 INDEX LEVEL GRAPH]

Source: Bloomberg L.P.

The table below sets forth the monthly ending S&P 500 Index level and the monthly S&P 500 Index return for each month from August 1991 through September 2002 and partial data through October 10, 2002.

Certain S&P 500 Index levels and percentages included in the table below have been rounded.

--------------------------------------------
                                    MONTHLY
                                     INDEX
               DATE                  LEVEL
--------------------------------------------
30-Aug-91.........................    395.43
30-Sep-91.........................    387.86
31-Oct-91.........................    392.45
29-Nov-91.........................    375.22
31-Dec-91.........................    417.09
31-Jan-92.........................    408.79
28-Feb-92.........................    412.70
31-Mar-92.........................    403.69
30-Apr-92.........................    414.95
29-May-92.........................    415.35
30-Jun-92.........................    408.14
31-Jul-92.........................    424.22
31-Aug-92.........................    414.03
30-Sep-92.........................    417.80
30-Oct-92.........................    418.68
30-Nov-92.........................    431.35
31-Dec-92.........................    435.71
29-Jan-93.........................    438.78
26-Feb-93.........................    443.38
31-Mar-93.........................    451.67
30-Apr-93.........................    440.19
31-May-93.........................    450.19
30-Jun-93.........................    450.53
30-Jul-93.........................    448.13
31-Aug-93.........................    463.56
30-Sep-93.........................    458.93
29-Oct-93.........................    467.83

--------------------------------------------
                                    MONTHLY
                                     INDEX
               DATE                  LEVEL
--------------------------------------------
30-Nov-93.........................    461.79
31-Dec-93.........................    466.45
31-Jan-94.........................    481.61
28-Feb-94.........................    467.14
31-Mar-94.........................    445.77
29-Apr-94.........................    450.91
31-May-94.........................    456.51
30-Jun-94.........................    444.27
29-Jul-94.........................    458.26
31-Aug-94.........................    475.50
30-Sep-94.........................    462.71
31-Oct-94.........................    472.35
30-Nov-94.........................    453.69
30-Dec-94.........................    459.27
31-Jan-95.........................    470.42
28-Feb-95.........................    487.39
31-Mar-95.........................    500.71
28-Apr-95.........................    514.71
31-May-95.........................    533.40
30-Jun-95.........................    544.75
31-Jul-95.........................    562.06
31-Aug-95.........................    561.88
29-Sep-95.........................    584.41
31-Oct-95.........................    581.50
30-Nov-95.........................    605.37
29-Dec-95.........................    615.93

THE S&P 500 INDEX
--------------------------------------------------------------------------------

--------------------------------------------
                                    MONTHLY
                                     INDEX
               DATE                  LEVEL
--------------------------------------------
31-Jan-96.........................    636.02
29-Feb-96.........................    640.43
29-Mar-96.........................    645.50
30-Apr-96.........................    654.17
31-May-96.........................    669.12
28-Jun-96.........................    670.63
31-Jul-96.........................    639.95
30-Aug-96.........................    651.99
30-Sep-96.........................    687.31
31-Oct-96.........................    705.27
29-Nov-96.........................    757.02
31-Dec-96.........................    740.74
31-Jan-97.........................    786.16
28-Feb-97.........................    790.82
31-Mar-97.........................    757.12
30-Apr-97.........................    801.34
30-May-97.........................    848.28
30-Jun-97.........................    885.14
31-Jul-97.........................    954.29
29-Aug-97.........................    899.47
30-Sep-97.........................    947.28
31-Oct-97.........................    914.62
28-Nov-97.........................    955.40
31-Dec-97.........................    970.43
30-Jan-98.........................    980.28
27-Feb-98.........................  1,049.34
31-Mar-98.........................  1,101.75
30-Apr-98.........................  1,111.75
29-May-98.........................  1,090.82
30-Jun-98.........................  1,133.84
31-Jul-98.........................  1,120.67
31-Aug-98.........................    957.28
30-Sep-98.........................  1,017.01
30-Oct-98.........................  1,098.67
30-Nov-98.........................  1,163.63
31-Dec-98.........................  1,229.23
29-Jan-99.........................  1,279.64
26-Feb-99.........................  1,238.33
31-Mar-99.........................  1,286.37
30-Apr-99.........................  1,335.18
31-May-99.........................  1,301.84

--------------------------------------------
                                    MONTHLY
                                     INDEX
               DATE                  LEVEL
--------------------------------------------
30-Jun-99.........................  1,372.71
30-Jul-99.........................  1,328.72
31-Aug-99.........................  1,320.41
30-Sep-99.........................  1,282.71
29-Oct-99.........................  1,362.93
30-Nov-99.........................  1,388.91
31-Dec-99.........................  1,469.25
31-Jan-00.........................  1,394.46
29-Feb-00.........................  1,366.42
31-Mar-00.........................  1,498.58
28-Apr-00.........................  1,452.43
31-May-00.........................  1,420.60
30-Jun-00.........................  1,454.60
31-Jul-00.........................  1,430.83
31-Aug-00.........................  1,517.68
29-Sep-00.........................  1,436.51
31-Oct-00.........................  1,429.40
30-Nov-00.........................  1,314.95
29-Dec-00.........................  1,320.28
31-Jan-01.........................  1,366.01
28-Feb-01.........................  1,239.94
30-Mar-01.........................  1,160.33
30-Apr-01.........................  1,249.46
31-May-01.........................  1,255.82
29-Jun-01.........................  1,224.42
31-Jul-01.........................  1,211.23
31-Aug-01.........................  1,133.58
28-Sep-01.........................  1,040.94
31-Oct-01.........................  1,059.78
30-Nov-01.........................  1,139.45
31-Dec-01.........................  1,148.08
31-Jan-02.........................  1,130.20
28-Feb-02.........................  1,106.73
31-Mar-02.........................  1,147.39
30-Apr-02.........................  1,076.92
31-May-02.........................  1,067.14
30-Jun-02.........................    989.82
31-Jul-02.........................    911.62
31-Aug-02.........................    916.07
30-Sep-02.........................    815.28
10-Oct-02.........................    803.92

Source: Bloomberg L.P.

The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to UBS AG is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to the Issuer or the Notes. S&P has no obligation to take the needs of the Issuer or the owners of the Notes into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the

THE S&P 500 INDEX
--------------------------------------------------------------------------------

determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500(R) INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

--------------------------------------------------------------------------------

VALUATION OF THE NOTES

AT MATURITY. At maturity, the Notes will pay an amount in cash for each $1,000 principal amount of the Notes, calculated as follows:

If the S&P 500 Index has increased over the term of the Notes, or has not decreased by more than 25%, you will receive $1,000 plus the Additional Payment, if any. See "Specific Terms of the Notes--Payment at Maturity" on page S-17.

If the S&P 500 Index has decreased over the term of the Notes by more than 25% YOU WILL LOSE SOME OF YOUR PRINCIPAL. You will still be entitled to an Additional Payment, if any, but the Additional Payment is likely to be zero. SEE "SPECIFIC TERMS OF THE NOTES--PAYMENT AT MATURITY" ON PAGE S-17.

For each 1% decline in the S&P 500 Index from the Initial Index Level in excess of 25%, you will lose 1% of the principal amount of your Notes. See "Specific Terms of the Notes--Payment at Maturity" on page S-17.

For further information concerning the calculation of the payment at maturity, see "Specific Terms of the Notes--Payment at Maturity" on page S-17.

PRIOR TO MATURITY. The market value of the Notes will be affected by a number of interrelated factors including, but not limited to, supply and demand, the level and volatility of the S&P 500 Index, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. You should understand that the market value of the Notes is driven by a range of interrelated factors and that while the level of the S&P 500 Index is an important variable, it cannot be used as the only measures to approximate the value of this investment. You should not use any single variable to approximate the value of this investment. See "Risk Factors" on page S-6 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Description of Notes We May Offer--Legal Ownership of Notes" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Notes We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below.

COUPON

We will not pay you interest during the term of the Notes.

PAYMENT AT MATURITY

At maturity, you will receive a cash payment per $1,000 principal amount of the Notes calculated as follows:

If the Final Index Level is higher than, equal to or no more than 25% lower than the Initial Index Level, you will receive $1,000 plus any Additional Payment (calculated as described below).

The "Additional Payment" for each $1,000 principal amount of the Notes will be a cash payment, equal to the greater of:

                                          Average Index Level
-  $1,000 X Participation Rate    X    (  -------------------  - 1  )
                                          Initial Index Level

or

-  zero

The "Participation Rate" is [95%-105%] (to be set on the Trade Date).

The "Initial Index Level" will be the closing level of the S&P 500 Index on the Trade Date.

The "Monthly Index Level" will be the closing level of the S&P 500 Index on the last business day of each month, beginning with November 2002.

The "Average Index Level" will be the average of the 60 Monthly Index Levels over the term of the Notes.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

If the Final Index Level is lower than the Initial Index Level by more than 25% YOU WILL LOSE SOME OF YOUR PRINCIPAL. You will still be entitled to an Additional Payment, if any, but the Additional Payment (as calculated above) is likely to be zero.

For each 1% decline in the S&P 500 Index from the Initial Index Level in excess of 25%, you will lose 1% of the principal amount of your Notes.

The "Final Index Level" will be the Monthly Index Level on the final valuation date.

MATURITY DATE

The maturity date will be November -- , 2007 unless that day is not a business day, in which case the maturity date will be the next following business day. If the third business day before this applicable day does not qualify as the final valuation date referred to below, then the maturity date will be the third business day following the final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

FINAL VALUATION DATE

The final valuation date will be October -- , 2007, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date be later than November -- , 2007 or, if November -- , 2007 is not a business day, later than the first business day after November -- , 2007.

MARKET DISRUPTION EVENT

As described above, the calculation agent will determine the Monthly Index Levels, the Average Index Level and the Final Index Level. A Monthly Index Level may be postponed if the calculation agent determines that, on the last business day of any month, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the S&P 500 Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the calculation of a Monthly Index Level be postponed by more than ten business days.

If the calculation of a Monthly Index Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Monthly Index Level will be determined by the calculation agent. The calculation agent will make a good faith estimate in its sole discretion of the Monthly Index Level that would have prevailed in the absence of the market disruption event.

As described above, the calculation agent will calculate the amount you receive at maturity. If a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date, then the calculation agent will instead use the closing price on the first business day after that day on which no market disruption event occurs or is continuing.

If the calculation of the Final Index Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If the Final Index Level is not available on the last possible final valuation date either because of a market disruption event or for any other reason, the calculation agent will make a good faith

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

estimate of the Final Index Level that would have prevailed in the absence of the market disruption event or such other reason on the last possible final valuation date.

Any of the following will be a market disruption event:

+ a suspension, absence or material limitation of trading in a material number of securities included in the S&P 500 Index for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

+ a suspension, absence or material limitation of trading in option or futures contracts relating to the S&P 500 Index in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

+ the S&P 500 Index is not published, as determined by the calculation agent in its sole discretion and, in any of these events, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have affected or may affect as described below under "Use of Proceeds and Hedging."

The following events will not be market disruption events:

+ a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market

+ a decision to permanently discontinue trading in the option or futures contracts relating to the S&P 500 Index.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to the S&P 500 Index are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Notes We May Offer--Default, Remedies and Waiver of Default" and "--Modification and Waiver of Covenants."

DEFAULT AMOUNT
The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

+ the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

+ the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD
The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

+  no quotation of the kind referred to above is obtained, or

+ every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS
For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

+ A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

+ P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in the attached prospectus.

MODIFIED BUSINESS DAY

As described in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Final Valuation Date" above.

ROLE OF CALCULATION AGENT

The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount (only in the case of a market disruption event), the S&P 500 Index starting levels, the S&P 500 Index ending levels and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that the firm named as the calculation agent in this prospectus supplement is the firm serving in that role as of the original issue date of the Notes. We may change the calculation agent after the original issue date without notice.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the S&P 500 Index and/or listed and/or over-the-counter options, futures or exchange-traded funds on S&P 500 Constituent Stocks or the S&P 500 Index prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

+  acquire or dispose securities of companies included in the S&P 500 Index,

+ take or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the S&P 500 Index or the value of the S&P 500 Constituent Stocks,

+ take or dispose of positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks, or

+  any combination of the three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of S&P 500 Constituent Stocks, listed or over-the-counter options, futures or exchange-traded funds on S&P 500 Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of the S&P 500 Index or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" on page S-6 for a discussion of these adverse effects.

--------------------------------------------------------------------------------

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

AS OF AUGUST 31, 2002 (UNAUDITED)                               CHF       USD
-------------------------------------------------------------------------------
                                                                (IN MILLIONS)
Debt

  Debt issued(1)............................................  141,538    94,563
                                                              -------   -------
  Total Debt................................................  141,538    94,563
Minority Interest(2)........................................    3,826     2,556
Shareholders' Equity........................................   41,744    27,890
                                                              -------   -------
Total capitalization........................................  187,108   125,008
                                                              =======   =======

---------------
(1) Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.

(2)  Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.66810844.

--------------------------------------------------------------------------------

Supplemental Tax Considerations

The following is a general description of certain United States and Swiss tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Switzerland and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and expectations set forth therein. Except as otherwise noted under "Tax Consequences to Non-U.S. Holders" below, this discussion is only applicable to you if you are a U.S. holder (as defined in the accompanying prospectus under "U.S. Tax Considerations").

GENERAL

In the opinion of Davis Polk & Wardwell, our special tax counsel, the following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes. This summary applies to you only if you are an initial holder of the Notes purchasing the Notes at the issue price and if you hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

This summary does not address all aspects of U.S. federal income taxation of the Notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of Notes who is subject to special treatment under the U.S. federal income tax laws, such as:

+  certain financial institutions;

+  tax-exempt organizations;

+  dealers in securities or foreign currencies;

+ persons holding the Notes as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or who have entered into a constructive sale with respect to the Notes;

+  U.S. Holders whose functional currency is not the U.S. dollar;

+ traders in securities who elect to apply a mark-to-market method of tax accounting; or

+ partnerships or other entities classified as partnerships for U.S. federal income tax purposes.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this prospectus supplement, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. If you are considering the purchase of Notes, you should consult your own tax adviser concerning the application of U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

TAX TREATMENT OF THE NOTES

Pursuant to the terms of the Notes, each of the Notes should be treated as a single "open transaction" with respect to the S&P 500 Index(R) for all purposes. While other characterizations of the Notes could be asserted by the Internal Revenue Service (the "IRS"), as discussed below under "--Possible Alternative Tax Treatments of an Investment in the Notes," the following discussion assumes that this characterization of the Notes is respected.

TAX CONSEQUENCES TO U.S. HOLDERS

The discussion under this heading applies to you only if you are a U.S. Holder.

TAX TREATMENT PRIOR TO MATURITY. Under existing law, you should not be required to recognize taxable income over the term of the Notes prior to maturity.

TAX BASIS. Your tax basis in the Notes should equal the amount you paid to acquire the Notes.

SALE, EXCHANGE OR SETTLEMENT OF THE NOTES. Upon a sale or exchange of a Note (including settlement of the Note at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange or settlement and your tax basis in the Note so sold, exchanged or settled. Such gain or loss should be long-term capital gain or loss if you held the Note for more than one year at such time.

POSSIBLE ALTERNATIVE TAX TREATMENTS OF AN INVESTMENT IN THE NOTES
Due to the absence of authorities that directly address the proper characterization of the Notes and because we are not requesting a ruling from the IRS with respect to the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the Notes described above. If the IRS were successful in asserting an alternative characterization for the Notes, the timing and character of income on the Notes could differ materially from those indicated above.

It is possible that the IRS could treat each Note as a "Section 1256 contract" subject to the "mark-to-market" rules of Section 1256 of the Code. If the Notes were treated as Section 1256 contracts, and if you are a U.S. holder of Notes, you would recognize taxable gain or loss on an annual basis as if the Notes were sold at their fair market value on the last day of each taxable year. Thus, you might incur income tax liability on an annual basis in respect of an increase in value of the Notes without a corresponding receipt of cash. Any capital gain or loss with respect to a Section 1256 contract (including gain on the annual marking to market and gain on sale or exchange) is treated as 60% long-term capital gain and 40% short-term capital gain, without regard to the U.S. holder's holding period. You should consult your tax adviser concerning the possible application of Section 1256 to the Notes. The discussion above assumes that the Notes are not Section 1256 contracts.

Alternatively, the IRS might assert that the Notes should be treated as debt instruments issued by us, in which event the taxation of the Notes would be governed by certain Treasury regulations relating to the taxation of contingent payment debt instruments. In such event, regardless of whether you are an accrual method or cash method taxpayer, you would be required to accrue original issue discount ("OID") as interest income on the Notes as our "comparable yield" for similar noncontingent debt, determined at the time of the issuance of the Notes, in each year that you hold the Notes, even though you will not receive any cash with respect to the Notes during the term of the Notes, and any gain recognized at expiration or upon sale or other disposition of the Notes would generally be treated as ordinary income.

IN LIGHT OF THESE UNCERTAINTIES, IT IS STRONGLY RECOMMENDED THAT YOU CONSULT YOUR TAX ADVISER REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES.

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

TAX CONSEQUENCES TO NON-U.S. HOLDERS

The discussion under this heading applies to you only if you are a "Non-U.S. Holder." A Non-U.S. Holder is a beneficial owner of Notes that is, for U.S. federal income tax purposes:

+  a nonresident alien individual;

+  a foreign corporation;

+  a nonresident alien fiduciary of a foreign estate or trust; or

+ a foreign partnership one or more of the members of which is for U.S. federal income tax purposes a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

The Notes will not be subject to U.S. federal income or withholding tax, except that gain from the sale or exchange of the Notes or their cash settlement at maturity may be subject to U.S. federal income tax if (1) such gain is effectively connected with the conduct of your United States trade or business or (2) you are a non-resident alien individual and you are present in the United States for 183 days or more during the taxable year of the sale or exchange (or maturity) and certain other conditions are satisfied.

If you are engaged in a trade or business in the United States, and if payments on the Notes are effectively connected with the conduct of that trade or business, although exempt from the withholding tax discussed above, you will generally be taxed in the same manner as a U.S. Holder, except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the Notes, including the possible imposition of a 30% branch profits tax.

BACKUP WITHHOLDING AND INFORMATION REPORTING

Payments on the Notes to a U.S. Holder may be subject to information reporting and backup withholding at the applicable rate specified in the Code, unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Payments on the Notes to a holder that is a Non-U.S. Holder will not be subject to backup withholding if such holder complies with certain certification procedures establishing that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Due to a legislative change in the Code the backup withholding rate as stated in the accompanying prospectus is not the applicable rate.

THE TAX CONSEQUENCES TO YOU OF OWNING THE NOTES ARE UNCLEAR. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISER REGARDING THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL AND INTEREST
Under present Swiss law, payment of interest, if any, on and repayment of principal of the Notes by us are not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION
Under present Swiss Law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES
There is no tax liability in Switzerland in connection with the issue and redemption of the Notes. However, the Notes sold through a bank or other dealer resident in Switzerland or Liechtenstein are subject to Turnover Tax.

RESIDENTS OF SWITZERLAND
For residents of Switzerland, for tax purposes, that portion of the annual interest payment representing interest, if any, shall be treated as income and that portion of the annual interest payment representing an option premium, if any, shall be treated as a capital gain.

--------------------------------------------------------------------------------

ERISA Considerations

We, UBS Warburg LLC, UBS Paine Webber Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account or other account or plan that is subject to Section 4975 of the Code ("Plan"). The acquisition of the Notes by a Plan with respect to which any of the above entities is a party in interest or disqualified person may constitute a prohibited transaction, unless an exemption applies. The Department of Labor has issued five prohibited transaction class exemptions that might apply to exempt the purchase, sale and holding of debt securities from the prohibited transaction provisions of ERISA and the Code. Those class exemptions are Prohibited Transaction Exemption 96-23 (for transactions determined by in-house asset managers), Prohibited Transaction Exemption 95-60 (for certain transactions involving insurance company general accounts), Prohibited Transaction Exemption 91-38 (for certain transactions involving bank investment funds), Prohibited Transaction Exemption 90-1 (for certain transactions involving insurance company separate accounts), and Prohibited Transaction Exemption 84-14 (for certain transactions determined by independent qualified asset managers).

Accordingly, by acquiring the Notes, each purchaser and subsequent transferee will be deemed to have represented and warranted on each day from and including the date of its acquisition of the Notes through and including the date of its disposition of the Notes that either (i) no portion of the assets used by such purchaser or transferee to acquire the purchase the Notes constitutes assets of any Plan or (ii) the purchase and holding of the Notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable similar laws. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Warburg LLC and UBS Warburg LLC has agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. UBS Warburg LLC intends to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Warburg LLC may resell Notes to securities dealers at a discount of up to 3.5% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS has granted to UBS Warburg LLC an option to purchase, at any time within 13 days of the original issuance of the Notes, up to $ -- additional aggregate principal amount of the Notes solely to cover over-allotments. To the extent that the option is exercised, UBS Warburg LLC will be committed, subject to certain conditions, to purchase the additional Notes. If this option is exercised in full, the total public offering price, the underwriting discount and proceeds to UBS would be $ -- , $ -- and $ -- .

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Warburg LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

---------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary.........   S-1
Risk Factors..........................   S-6
The S&P 500 Index.....................  S-11
Valuation of the Notes................  S-16
Specific Terms of the Notes...........  S-17
Use of Proceeds and Hedging...........  S-22
Capitalization of UBS.................  S-23
Supplemental Tax Considerations.......  S-24
Supplemental Plan of Distribution.....  S-29
PROSPECTUS
Prospectus Summary....................     3
Cautionary Note Regarding Forward-
  Looking Information.................     7
Where You Can Find More Information...     8
Incorporation of Information About
  UBS.................................     8
Presentation of Financial
  Information.........................     9
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its Management
  and Others..........................    10
Capitalization of UBS.................    10
UBS...................................    11
Use of Proceeds.......................    13
Description of Notes We May Offer.....    14
Considerations Relating to Indexed
  Notes...............................    51
Considerations Relating to Notes
  Denominated or Payable in or Linked
  to a Non-U.S. Dollar Currency.......    54
U.S. Tax Considerations...............    57
Tax Considerations Under The Laws of
  Switzerland.........................    68
ERISA Considerations..................    69
Plan of Distribution..................    70
Validity of the Notes.................    72
Experts...............................    72

[UBS AG LOGO]

Equity-
Linked
Notes

UBS AG $ --    NOTES
LINKED TO THE S&P 500 INDEX(R)
DUE NOVEMBER  -- , 2007
Offering protection for up to a 25% decline in the S&P 500 Index.

Prospectus Supplement

October  -- , 2002
(To Prospectus dated May 17, 2001)

UBS Warburg